EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation:

We consent to the use of our reports dated February 25, 2008 with respect to the consolidated balance sheets of Markel Corporation and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in note 7 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48 related to accounting for uncertainty in income taxes on January 1, 2007. As discussed in note 19 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158 related to defined benefit pension and other postretirement plans as of December 31, 2006.

/s/ KPMG LLP

Richmond, Virginia
December 16, 2008